Exhibit 23

Independent Auditors’ Consent

The Board of Directors

National Commerce Financial Corporation:

We consent to the use of our report dated January 23, 2004, with respect to the consolidated balance sheets of National Commerce Financial Corporation as of December 31, 2003 and 2002 and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2003, incorporated herein by reference in the registration statement (Form S-8: Nos. 33-23100, 33-38552, 33-88440, 333-42212, 333-42214, 333-66110, 333-66116, 333-69338, 333-110987, 333-110983, 333-110984 and 333-110988; and Form S-3: Nos. 333-53587, 333-60953, and 333-49140). Our report refers to the fact that the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets effective January 1, 2002.

/s/ KPMG LLP

Memphis, Tennessee

March 10, 2004